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                                                                  Exhibit 10.9

                                  THRUSTMASTER, INC.

                        SUMMARY OF 1997 OFFICER BONUS PROGRAM

    The Board of Directors has adopted a bonus program for the Company's officers for 1997. Bonuses range from 20 to 30% of base compensation, depending upon an officer's compensation and level of responsibility. In order to receive a bonus, participants must be employed by the Company on December 31, 1997. The bonus is payable within two weeks after completion of the Company's 1997 audited financial statements.

    Whether an officer receives a bonus is determined by both Company and individual performance. Eighty percent of an executive's bonus is tied to the Company's attainment of goals in three areas: percentage increase in revenue over 1996; pre-tax profitability as a percentage of revenue; and the achievement of certain targeted goals in product development, distribution, manufacturing and corporate initiatives. Twenty percent of an executive's bonus is tied to attainment of the individual's agreed upon performance goals.

    A similar bonus program has been implemented for all other employees.